Exhibit 10.34

SELECT COMFORT CORPORATION

Summary of Non-Employee Director Compensation

February 2010

Annual Retainer.  Each of our non-employee directors receives an annual cash retainer of $25,000.  Each committee chair receives additional compensation of $5,000 per year.  Each member of the Audit Committee receives additional compensation of $5,000 per year.  The non-executive Chairman of the Board receives an additional retainer of $100,000 per year.

Meeting Fees.  Each non-employee director (other than the non-executive Chairman of the Board) receives meeting fees for Board and Committee meetings attended beyond the normal number of regular or typical meetings for the Board and each Committee in a fiscal year, including: (i) Board meeting fees of $1,000 per in-person meeting and $500 per telephonic meeting after a minimum of four Board meetings for the fiscal year, and (ii) Committee meeting fees of $750 per in-person Committee meeting and $500 per telephonic Committee meeting after a minimum of eight Audit Committee meetings and after a minimum of four meetings of each other Committee for the fiscal year.

Stock Options.  Under the Select Comfort Corporation 2004 Stock Incentive Plan, each non-employee director is eligible to receive, as of the date that the director first begins to serve on the Board, an initial grant of options to purchase up to 10,000 shares of our common stock (or such lesser number of shares as may be determined by the Management Development and Compensation Committee from time to time).  These initial options become exercisable one year after the date of grant, so long as the director remains a director of our company.  In addition, each of our non-employee directors is eligible for an annual grant, coincident with the annual meeting of shareholders, of options to purchase up to 10,000 shares of our common stock (or such lesser number of shares as may be determined by the Management Development and Compensation Committee from time to time).  These annual options become exercisable one year after the date of grant, so long as the director remains a director of our company.  All options granted to directors have an exercise price equal to the fair market value of our common stock on the date of grant and remain exercisable for a period of up to 10 years, subject to continuous service on our Board of Directors.

Reimbursement of Expenses.  All of our directors are reimbursed for travel expenses for attending meetings of our Board or any Board committee and for attending approved director continuing education programs.

No Director Compensation for Employee Directors.  Any director who is also an employee of our company does not receive additional compensation for service as a director.